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                                                                   Exhibit 23.3

                         Independent Auditors' Consent


The Board of Directors
MeriStar Hotels & Resorts, Inc.:

We consent to the use of our report dated January 29, 2002, with respect to the consolidated balance sheets of MeriStar Hotels & Resorts, Inc. as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2001, included herein and to the reference to our firm under the heading "Experts" in amendment no. 1 to the registration statement (No. 333-89740) on Form S-4.

/s/ KPMG LLP


Washington, DC
June 25, 2002